OFFER LETTER

December 8, 2020

Personal & Confidential

David Shear

Dear David:

I am pleased to confirm the Company's offer of this position to you, and would like to take this opportunity to congratulate you on this appointment. I'm confident that you will continue to make a valuable contribution to the business in your new role.

The following terms and conditions will apply to your employment with Burger King Europe GmbH (the "BKE"), PLK Europe GmbH ("PLK"), and Tim Hortons Restaurants International GmbH ("TH"), (collectively, the "Company"). By you signing this offer letter (the "Offer Letter"), you acknowledge and accept all the provisions below, and you acknowledge that, other than as set forth in this Offer Letter, no representations or warranties regarding your employment within the Company have been made to you.

Please note that your rights and duties, and those of the Company, are controlled by this Offer Letter and, to the extent that this Offer Letter does not provide otherwise, the rules according to the Swiss Code of Obligations ("CO") shall apply.

1. **Commencement**.

   (a) Commencement Date. Your employment with the Company commenced on December 1, 2020 (the "Commencement Date"). Notwithstanding, we note that the Company has agreed to recognize your years of service, and will, therefore, treat your first day of employment as July 11, 2011.

   (b) Duration. This Offer Letter will remain in force for an indefinite period from the Commencement Date until termination (per Section 7 below).

2. **Position.** Your job title will be President, International, and you shall have such duties and responsibilities as are customarily assigned to persons serving in such positions and such other duties consistent with your position, including oversight of the Company and BK Asiapac Pte. Ltd., PLK APAC Pte. Ltd., and Tim Hortons Asia Pacific Pte. Ltd. You will report to the CEO, currently José Cíl, or such other person the Company shall designate from time to time.

3. **Location and Hours of Work.** Your position ordinarily will be based in Baar, Switzerland, understanding that the position will be relocated to the area in or around Zug, Switzerland, should the Company's offices move to such area. However, you may be required to travel in and outside of Baar as the needs of the Company dictate. Your hours of work will be defined by the

requirements of your position, and you will divide your working time according to the business needs of the Company. You may be required from time to time to perform overtime work; this fact has been taken into account when fixing your salary and vacation entitlement and you shall therefore not be entitled to additional overtime pay or compensation in kind, except to the extent mandatory under applicable law.

4. **Compensation.**

(a) Base Salary. Your total overall base salary will be CHF 494,834.29 gross per annum ("Base Salary"), payable by BKE in instalments on regular payroll dates. The internal allocation of your Base Salary will be borne by the Company in accordance with the effective workload worked in the position. Notwithstanding the foregoing, BKE will adjust a portion of your base salary on a quarterly basis in an effort to minimize the impact of currency fluctuations between the US Dollars (USD) and the Swiss Francs (CHF), such adjustment to be made in accordance with BKE's Mobility Compensation Policy, as such policy may be amended by BKE from time to time. For purposes of clarity, the USD equivalent used to determine your Base Salary is USD 500,000.

(b) Annual Bonus Program. You will remain eligible to participate in BKE's Annual Bonus Program or such other annual bonus program to be adopted and maintained for employees of BKE at your pay band, in its sole discretion (any such plan, the "Bonus Plan"), in accordance with the terms of the Bonus Plan (including any performance targets or objectives established under such plan and the timing of any payment under such plan) as in effect from time to time. Under the Bonus Plan, your target bonus rate for the 2021 performance year will be one hundred and fifty percent (150%) of your Base Salary for the period of your eligible service during the fiscal year following the Commencement Date. The internal allocation of your bonus under the Bonus Plan will be borne by the Company in accordance with the effective workload worked in the position. The Bonus Plan (including your target bonus rate under such Bonus Plan) is a discretionary, non-contractual benefit, which BKE reserves the right to amend or withdraw at any time.

(c) Host Premium. Commencing on the Commencement Date and continuing for the duration of time during which your employment is based in Switzerland, you will receive from BKE a host premium at a gross annualized rate of total overall CHF 142,706.54, and payable in instalments on the regular payroll dates (the "Host Premium"). The internal allocation of your Host Premium will be borne by the Company in accordance with the effective workload worked for in the position. Notwithstanding the foregoing, a portion of this Host Premium will be adjusted on a quarterly basis, to the extent a portion of your Base Salary is adjusted (as described above) in an effort to minimize the impact of currency fluctuations between the US Dollars (USD) and the Swiss Francs (CHF), both such adjustments to be made in accordance with BKE's Mobility Compensation Policy, as such policy may be amended by BKE from time to time. This Host Premium will be reviewed periodically, and may be amended or withdrawn in BKE's sole discretion.

(d) Payments and Deductions. All compensation will be payable by BKE in accordance with the applicable plan, policy or agreement and tBKE's normal payroll practices as they relate to time and frequency of payments and payroll deductions. Payments of Base Salary, bonus (if any) or other compensation or benefits will be subject to all applicable taxes and other withholdings, and BKE may withhold all such taxes and other withholdings from any payments

made to you as shall be required by law. In addition, if at any time money is owed and payable by you to BKE, PLK and/or TH, it is agreed that BKE may deduct such sums from time to time owed from any payment due to you from BKE in accordance with applicable law.

5. **Employee Benefits.**

(a) Medical and Other Health Care Benefits. During your employment with the Company, you will be eligible to participate in the employee medical and other health care benefit plans and programs maintained by BKE from time to time for employees at your level, in each case, such benefits will be provided in accordance with the terms and conditions of the plans in effect from time to time. Details of the applicable plans will be provided to you under separate cover. BKE reserves the right to perform periodic reviews of the offered benefits and to revise your eligibility for medical and other health care benefits based upon the results of any such review. For the avoidance of any misunderstanding, you will, taking into consideration your employment with the Company in total, receive the same benefits as the other employees of BKE at your level (no multiple payment).

(b) Pension. You will continue to be included in the occupational pension scheme (BVG) of BKE. The rules and conditions of the pension plan currently maintained by BKE for an employee at your grade level are outlined in the Pension Fund Regulations. The internal allocation of the Employer contributions will be borne among the Company in accordance with the effective workload worked in the position.

6. **Vacation and Other Leaves.**

(a) Vacation. In addition to public holidays and any paid leave required by applicable law, you will continue to be entitled to receive paid vacation on an annualized basis in the amount provided by, and in accordance with the terms and conditions of applicable BKE policy (25 days per calendar year).

(b) Garden Leave. You agree that the Company or any of BKE, PLK or TH has the right from time to time to set or alter the duties of the job, to transfer, reassign or suspend you, exclude you from any or all of the Company's premises, or require you to work from home in its sole discretion from time to time without notice. During the period of Garden Leave, you shall remain readily contactable and available for work and you shall continue to comply with all your obligations in this Offer Letter, unless you are released from such obligations by the Company. If so requested, you shall report for work at such time and place as the Company may require. Such action taken by the Company as provided in this paragraph 6(b) shall not constitute a breach of this Offer Letter nor shall you have any claim against the Company in respect of such action.

7. **Termination.**

(a) Termination with Notice. Subject to the remainder of this Section 7, your employment with the Company may be terminated at any time for any reason whatsoever by either party giving the other one (1) months' advanced written notice of termination prior to the last day of the preceding month (meaning that if notice is given at any time during the month of October, the termination will be effective as of the last day of November of that same year, and notice by any one of BKE, PLK or TH shall constitute notice for the Company, collectivley). Unless

expressely stated otherwise in the written termination notice, a termination of your employment with BKE, PLK or TH consitituees an automatic termination of your employment with BKE, PLK and TH, without the need for additional notice to you.

(b) Termination "for Cause". The Company may terminate your employment with immediate effect and without notice "for cause" (art 337 CO). In such event, you shall have no right to receive any further remuneration or benefits (including, without limitation, notice or, if applicable, any bonus or redundancy payments) other than accrued salary, accrued but unused vacation pay, and approved but unreimbursed business expenses that are owed to you with respect to your employment with the Company as at the date of your termination. For purposes of this Offer Letter, your employment with BKE, PLK and TH will be deemed to have been terminated "for cause" in the event of: (i) a material breach by you of any provision of this Offer Letter; (ii) a material violation by you of any Policy (as defined in sub-paragraph 8(c), (iii) the failure by you to reasonably and substantially perform your duties hereunder (other than as a result of physical or mental illness or injury); (iv) your wilful misconduct or gross negligence that has caused or is reasonably expected to result in demonstrable injury to the business, reputation or prospects of the Company or any of their respective affiliates; (v) your fraud or misappropriation of funds or other property; (vi) the commission by you of an offence or other crime involving fraud or dishonesty, whether in connection with your employment or otherwise; (vii) if applicable, your eligibility to work in Switzerland under the provisions of applicable immigration laws and regulations is refused, revoked, cancelled or otherwise withdrawn for any reason whatsoever by the relevant governmental authorities or you cease to qualify for the relevant work permit exemption, as the case may be; or (viii) conduct by you that, in any other respect, amounts to "just cause" under applicable law. A termination of your employment with any one or more of BKE, PLK or TH "for cause" consitituees an automatic termination of your employment with BKE, PLK and TH, without the need for notice to you.

8. Employee Covenants.

(a) Restrictive Covenants. You acknowledge and agree that you will have a prominent role in the management of the business, and the development of the goodwill, of the Company and their respective affiliates, and will establish and develop relations and contacts with the franchisees and suppliers of the Company and their respective affiliates throughout the world, all of which constitute valuable goodwill of, and could be used by you to compete unfairly with, the Company and their respective affiliates. In addition, you recognize that you will have access to and become familiar with or be exposed to Confidential Information (as such term is defined below), in particular, trade secrets, proprietary information, customer lists, and other valuable business information of the Company pertaining or related to the quick service restaurant business. You agree that you could cause grave harm to the Company if you, among other things, solicited any of BKE, PLK or TH's's employees away from BKE, PLK or TH, solicited any of BKE, PLK or TH's's franchisees upon the termination of your employment with the Company or misappropriated or divulged the Company's Confidential Information or that of their respective affiliates, and that as such, the Company has legitimate business interests in protecting its good will and Confidential Information, and these legitimate business interests therefore justify the following restrictive covenants:

i. *Confidentiality*. You agree that during your employment with the Company and thereafter, you will not, directly or indirectly (A) disclose any Confidential Information to any person (other than, only with respect to the period that you are employed by the Company, to an employee or outside advisor of the Company who requires such information to perform his or her duties for the Company), or (B) use any Confidential Information for your own benefit or the benefit of any third party. "Confidential Information" means confidential, proprietary or commercially sensitive information relating to (y) the Company or any of their respective affiliates, or members of their respective management or boards or (z) any third parties who do business with the Company or their respective affiliates, including franchisees and suppliers. Confidential Information includes, without limitation, the terms of this Offer Letter, marketing plans, business plans, recipes, financial information and records, operation methods, personnel information, drawings, designs, information regarding product development, other commercial or business information and any other information not available to the public generally. The foregoing obligation shall not apply to any Confidential Information that has been previously disclosed to the public or is in the public domain (other than by reason of your breach of your obligations to hold such Confidential Information confidential). Notwithstanding the foregoing, you will not be prohibited from disclosing the terms of this Offer Letter to your lawyer, financial advisor or immediate family members, provided that you immediately advise each such individual that he or she must abide by the confidentiality restrictions contained herein and keep the terms of the Offer Letter confidential.

If you are required or requested by a court or governmental agency to disclose Confidential Information, you must notify the General Counsel of Restaurant Brands International Inc. ("RBI"), in writing, of such disclosure obligation or request no later than three (3) business days after you learn of such obligation or request, and permit RBI to take all lawful steps it deems appropriate to prevent or limit the required disclosure.

ii. *Conflicts of Duty*. You agree that during your employment with the Company, you shall devote all of your skill, knowledge, commercial efforts and business time to the conscientious and good faith performance of your duties and responsibilities to the Company to the best of your ability and you shall not, directly or indirectly, be employed by, render services for, engage in business with or serve as an agent or consultant to any person other than the Company.

iii. *Non-Competition*. You acknowledge that in your position as a member of the Company's management, you will have insight into sensitive information which is relevant for the development of the Company's businesses as well as for the development of the goodwill of the Company and their respective affiliates and you will, in the course of your employment under this Offer Letter, acquire knowledge of the Company or their respective affiliates' trade secrets and proprietary information, have insight into the Company's or their respective affiliate's customer base, and further establish and develop relations and contacts such as with management of other affiliated companies, with the franchisees, customers and suppliers of the Company and their respective affiliates throughout the world, all of which constitute valuable goodwill of the Company and their respective affiliates. You acknowledge and agree

that the use of such knowledge could significantly damage the Company or their respective affiliates. Accordingly, you agree that, for a period of twelve (12) months following the end of your employment (irrespective of the cause or manner of termination), you shall not, directly or indirectly, anywhere in the World:

a. engage in any activities that are competitive with the business of the Company or their affiliates, which is the quick service restaurant business, or

b. become employed by, render services for, engage in business with, serve as an agent or consultant to, or become a partner, member, principal, stockholder or other owner of, any person or entity which competes with the Company or any of its affiliates in the quick serve restaurant business, including any franchisee of the Company or any of their respective affiliates,

provided that you shall be permitted to hold one percent or less interest in the equity or debt securities of any publicly traded company.

iv. *Non-Solicitation.* You agree that during your employment with the Company and for a period of one (1) year following the end of such employment for any reason, you shall not, directly or indirectly, by yourself or through any third party, whether on your own behalf or on behalf of any other person or entity: (a) solicit, induce or endeavor to solicit or induce, attempt to establish business relations with, employ or retain; (b) interfere with the relationship of the Company or any of their respective affiliates with; or (c) attempt to establish a business relationship of a nature that is competitive with the business of the Company with, any person or entity that is or was (during the last twelve (12) months of your employment with RBI) (A) an employee of BKE, PLK, TH or any of their respective affiliates, (B) engaged to provide services to BKE, PLK, TH or any of their respective affiliates, including vendors who provide or have provided advertising, marketing or other services to the BKE, PLK, TH or any of their respective affiliates, or (C) a franchisee of BKE, PLK, TH or any of their respective affiliates.

v. *Remedy.* The parties agree that each violation of a restriction described in Subsections (iii) and (iv) above shall trigger a contractual fine equal to your Base Salary for one full year, without the Company being obliged to prove the damage caused by the violation of the restriction; the Company is, however, authorised to claim additional damage if such damage is beyond the amount of the contractual fine. The payment of the contractual fine shall not release you from the obligations and restrictions under Subsections (iii) and (iv) above. The restrictions may additionally be enforced in kind (within the meaning of 340b para 3 of the CO).

(b) Work Product. You agree that all of your work product (whether created solely or jointly with others) created in connection with your employment with the Company ("Work Product") shall be and is the sole and exclusive property of BKE, PLK or TH, as applicable. In the event that any such Work Product does not vest by operation of law as the sole and exclusive property of BKE, PLK or TH, as applicable, you hereby irrevocably assign, transfer and convey to the Company, exclusively and perpetually, all right, title and interest which you may have or acquire in and to such Work Product throughout the world. The Company and their respective affiliates or their respective designee(s) shall have the exclusive right to make full and complete use of, and make changes to all Work Product without restrictions or liabilities

of any kind, and you shall not have the right to use any such materials, other than within the legitimate scope and purpose of your employment with the Company. You shall promptly disclose to the Company the creation or existence of any Work Product and shall take whatever additional lawful action may be necessary, and sign whatever documents any one or more of BKE, PLK and/or THmay require, in order to secure and vest in the Company or their respective designee(s) all right, title and interest in and to any Work Product and any industrial or intellectual property rights therein (including full cooperation in support of any applications for patents and copyright or trademark registrations by any one or more of BKE, PLK and TH).

(c) Compliance with Company Policies. During your employment with the Company, you shall be governed by and be subject to, and you hereby agree to comply with, all policies of BKE, PLK and TH, as well as all of their respective procedures, rules and regulations applicable to you or to their respective employees generally, including without limitation, the Restaurant Brands International Inc. Code of Business Ethics and Conduct, in each case, as they may be amended from time to time in the sole discretion of BKE, PLK, TH, as applicable (collectively, the "Policies").

(d) Return of Company Property. In the event of termination of your employment with the Company for any reason, or in case you are put on garden leave, you shall return all of the property of the Company and their respective affiliates, including without limitation all materials or documents containing or pertaining to Confidential Information. You agree not to retain any copies, duplicates, reproductions or excerpts of material or documents.

(e) Resignation upon Termination. Effective as of the date of termination of your employment with the Company for any reason, you shall resign, in writing, from all board and board committee memberships and other positions then held by you, or to which you have been appointed, designated or nominated, with BKE, PLK and/or TH and their respective affiliates.

(f) Full Effect of Restrictive Covenants. Your obligations under this Agreement, including but not limited to your obligations under this Section 8, are independent of any of the Company's obligations to you under this Offer Letter or generally by virtue of your employment. The existence of any claim or cause of action by you against any one or more of BKE, PLK and TH shall not constitute a defense to the enforcement by any one or more of BKE, PLK and TH of this Section 8.

9. Equitable Relief. You acknowledge and agree that a breach by you of any of your obligations under Section 8 is a material breach of this Offer Letter and that remedies at law may be inadequate to protect the Company and their respective affiliates in the event of such breach, and, without prejudice to any other rights and remedies otherwise available to the Company, you agree to the granting of injunctive relief in favour of BKE, PLK, TH, or any one or more of their respective affiliates, as applicable, in connection with any such breach or violation without proof of irreparable harm, plus legal fees and costs to enforce these provisions. You further agree that the foregoing is appropriate for any such breach inasmuch as actual damages cannot be readily calculated, the amount is fair and reasonable under the circumstances, and the Company would suffer irreparable harm if any of these paragraphs were breached.

10. **Data Protection & Privacy.**

(a) You acknowledge that the Company, directly or through their affiliates, collect and process data (including personal sensitive data and information retained in email) relating to you. You hereby consent to such collection and processing and further agree to execute the Employee Consent to Collection and Processing of Personal Information, a copy of which is attached to this Offer Letter as Attachment 1.

(b) To ensure regulatory compliance and for the protection of their employees, customers, suppliers and business, the Company reserves the right to monitor, intercept, review and access telephone logs, internet usage, voicemail, email and other communication facilities provided by BKE, PLK and/or TH which you may use during your employment. The Company will use this right of access reasonably, but it is important that you are aware that all communications and activities on any equipment or premises of BKE, PLK and/or TH cannot be presumed to be private and accordingly, you shall have no reasonable expectation of privacy with respect to any such communications or activities.

11. **Entire Agreement**. This Offer Letter, including any schedules, attachments or addenda, constitutes the entire agreement between you and the Company with respect to your employment, and supersedes all prior correspondence, offers, proposals, promises, offer letters, agreements or arrangements relating to the subject matter contained herein.

12. **Modification**. The terms of this Offer Letter may not be changed unless the changes are approved by an authorized representative or representatives of the Company.

13. **Survival**. The following Sections shall survive the termination of your employment with the Company and of this Offer Letter: 4, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17 and 18.

14. **Severability.** If any provision of this Offer Letter or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remainder of this Offer Letter and the application of such provisions to other circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law. In the event that one or more terms or provisions of this Offer Letter are deemed invalid or unenforceable under applicable law, by reason of being vague or unreasonable as to duration or geographic scope of activities restricted, or for any other reason, the provision in question shall be immediately amended or reformed to the extent necessary to make it valid and enforceable by the court of such jurisdiction charged with interpreting and/or enforcing such provision. You agree and acknowledge that the provision in question, as so amended or reformed, shall be valid and enforceable as though the invalid or unenforceable portion had never been included herein.

15. **Governing Law and Place of Jurisdiction.** The terms of this Offer Letter shall be governed by and construed in accordance with the laws of Switzerland. Place of jurisdiction shall be at the choice of the claimant, either the place of domicile of the defendant or the place where you habitually perform your work, per Article 34 para. 1 of the Swiss Civil Procedure Code.

16. **Dispute Resolution.** If any dispute or controversy arises under or in connection with your employment with BKE, PLK and/or TH (e.g., including but not limited to, claims for discrimination, wages, or any statutory or common law claims), you must attempt in good faith to resolve such

claim or dispute informally through discussions with your immediate supervisor or, if the problem is with him/her, go up the chain of command. If after thirty (30) calendar days you believe your efforts are unsuccessful, you will then submit any grievance in writing to the Chief People and Services Officer (or his or her successor). If after completing the above procedures, and thirty (30) calendar days have passed and you disagree with the Chief People and Services Officer's determinations and you agree that the dispute shall be resolved in accordance with dispute resolution procedures stipulated by applicable law.

17. **Voluntary Agreement; No Conflicts.** You represent that you are entering into this Offer Letter voluntarily and that your employment with the Company and compliance with the terms and conditions of this Offer Letter will not conflict with or result in the breach by you of any agreement to which you are a party or by which you or your properties or assets may be bound.

18. **Counterparts; Electronic Copy.** This Offer Letter may be executed you and the Company, respectively, in counterparts (including by electronic or digital format), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

If you wish to accept employment with the Company on the basis set out in this Offer Letter, please sign below and return countersigned copy of this Offer Letter to Jeff Housman at jhousman@rbi.com within seven (7) days of the date of this Offer Letter.

David, I would like to offer my personal congratulations on this exciting opportunity. I am confident that you will be instrumental in driving the success of the Company. Should you have any questions on any of the above, please do not hesitate to contact me.

Yours sincerely,
Burger King Europe GmbH and PLK Europe GmbH and Tim Hortons Restaurants International GmbH

Susan Dean
Head of Legal International

The undersigned, being familiar with the English language, acknowledges by his/her signature below having received, read and understood the contents of this document and the referred annexes.

____
David Shear

12/9/2020
____
Date

ATTACHMENT 1

Burger King Europe GmbH and PLK Europe GmbH and Tim Hortons Restaurants International GmbH
EMPLOYEE CONSENT TO COLLECTION
AND PROCESSING OF PERSONAL INFORMATION

Burger King Europe GmbH and PLK Europe GmbH and Tim Hortons Restaurants International GmbH ("the Company") has informed me that the Company, on behalf of itself and its affiliates, including those operating restaurants under the BURGER KING®, TIM HORTONS® and POPEYES® brands (collectively, the "Affiliates"), collects, retains, processes, uses, transfers and discloses by employees, consultants and/or services providers of Company my personal information only for human resource and business purposes such as payroll administration, background checks, fulfilment of employment positions, fulfilment of your direct requests, maintaining accurate records, compliance with applicable law and meeting governmental reporting requirements, compiling internal reports, including diversity and distribution metrics, security, health, benefits, and safety management, performance assessment and management, provision of services, company network access and authentication. I understand the Company will treat my personal data as confidential and will not permit unauthorized access to this personal data. **I HEREBY CONSENT** to the Company collection, retention, processing, use, transfer and disclosure of my personal information for such purposes described in this statement.

I understand and consent to the transfer and storage of my personal data, including, without limitation, my image or likeness, for the purposes described in this statement to the corporate offices of the Company and its Affiliates (currently located in Toronto, Ontario, Canada; Miami, Florida, United States of America; Mexico City, Mexico; Singapore, and Baar, Switzerland), and to other third parties, agents, processors and representatives who may be located in countries outside my home country or the country in which I work, including countries where data protection laws may differ from those of my home country.

I further understand the Company and its Affiliates may from time-to-time disclose, transfer and store my personal information to or with a third party consultant, processor or service provider acting on the behalf of Company or its Affiliates or at the Company's direction. These third parties will be required to use appropriate measures to protect the confidentiality and security of personal information.

To the extent the personal information you provide the Company contains details of your: racial or ethnic origin, physical or mental health or condition, job evaluations or educations records, commission (or alleged commission) of an offence or related proceedings, gender or gender identification, membership in a trade union, you expressly authorize the Company and its Affiliates to handle such details for the sole human resource and business reasons set forth in this statement.

The Company also may disclose personal information about you in order to: (1) protect the legal rights, privacy, safety or property of the Company, its Affiliates, or its employees, agents, contractors, customers or the public; (2) protect the safety and security of guests to our digital and physical properties; (3) protect against fraud or other illegal activity or for risk management purposes; (4) respond to inquiries or requests from public or legal authorities, including to meet national security or law enforcement requirements; (5) permit the Company to pursue available remedies or limit the damages that we may sustain; (6) respond to an emergency; (7) comply with the law or legal process; (8) effect a license, sale or transfer of all or a portion of the business or assets (including in connection with any bankruptcy or similar proceedings); or (9) manage or arrange for acquisitions, mergers and re-organizations.

The provision of your personal information is voluntary. Please note, however, that the failure to provide sufficient information may results in the Company being unable to perform necessary human resource and business actions.

The Company commits to resolve complaints about your privacy and our collection or use of your personal information. If you have concerns or complaints about the use of your personal information, or if you choose to exercise your right to withdraw your consent set forth in this statement, please contact us at the following email address: privacy@rbi.com or contacting us at:

Burger King Europe GmbH and PLK Europe GmbH and Tim Hortons Restaurants International GmbH

Address: Inwileriedstrasse, 61 – 6340 Baar
Attn: Legal Department – Privacy Office

[signature]
(Employee's Signature)

DAVID SHEAR
(Employee's Name – Please Print)
Date 12/9/20